UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

December 4, 2009
Date of report (Date of earliest event reported)

Gramercy Capital Corp.
(Exact Name of Registrant as Specified in Charter)

Maryland (State or Other Jurisdiction of Incorporation)	001-32248 (Commission File Number)	06-1722127 (IRS Employer Identification Number)

420 Lexington Avenue New York, New York (Address of Principal Executive Offices)	10170 (Zip Code)

(212) 297-1000 (Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing of obligation of the registrant under any of the following provisions:

__ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
__ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
__ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
__ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On December 4, 2009, Gramercy Warehouse Funding I LLC (“GWF I”) and GKK Trading Warehouse I LLC (collectively, the “Borrowers”), each an indirect wholly-owned subsidiary of Gramercy Capital Corp. (the “Company”), entered into a termination agreement (the “Termination Agreement”) with Wachovia Bank, National Association (“Wachovia”), as administrative agent and as lender, and the Company, GKK Capital LP (the “OP”), Gramercy Investment Trust (“GIT”) and GKK Trading Corp. (“GKK Trading”), as guarantors (collectively, the “Guarantors”), to terminate the Credit Agreement, dated as of July 22, 2008 (the “Credit Agreement”), as amended.   Pursuant to the Termination Agreement, the Credit Agreement and related loan documents were terminated and all of the loan assets currently held by Wachovia under the Credit Agreement were released from the lien under the Credit Agreement and related security documents and, in connection therewith, the Borrowers agreed to (x) prepay the Credit Agreement in the amount of $22.5 million and (y) enter into the Sub-Participation Agreement described below.  The Termination Agreement also amended the rights, remedies and obligations of the Company and Wachovia with respect to the $63,250,527 of letters of credit currently issued by Wachovia pursuant to pre-existing letter of credit agreements.

In connection with the Termination Agreement, GWF I also entered into sub-participation agreement on December 4, 2009 with Wachovia pursuant to which Gramercy Warehouse Funding I LLC agreed to grant Wachovia a maximum $21.0 million subordinate participation interest in one of the Company's participation interest that was previously collateralized under the Credit Agreement.

A copy of the Termination Agreement is attached hereto as Exhibits 10.1 and is incorporated herein by reference.  A copy of the press release announcing the transactions described herein is attached hereto as Exhibit 99.1.

Item 9.01  Exhibits

(d)                 Exhibits

Exhibit No.	Description
10.1
Termination Agreement, dated as of December 4, 2009, by and among Gramercy Warehouse Funding I LLC, GKK Trading Warehouse Funding I LLC, as borrowers, Gramercy Capital Corp., GKK Capital LP, Gramercy Investment Trust and GKK Trading Corp., as guarantors, and Wachovia Bank, National Association, as administrative agent.

99.1	Press release, dated December 7, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 9, 2009

By:	/s/ Jon Clark
Name: Jon Clark
Title: Chief Financial Officer